UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 25, 2006

_________________

RENTRAK CORPORATION
(Exact name of registrant as specified in charter)

Oregon
(State or other jurisdiction of incorporation)

0-1519	93-0780536
(Commission File Number)	(IRS Employer Identification No.)

One Airport Center 7700 N.E. Ambassador Place Portland, Oregon	97220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(503) 284-7581

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Employment Agreements

On May 25, 2006, Rentrak Corporation (“Rentrak”) entered into employment agreements dated as of January 1, 2006, with Mark Thoenes, as Executive Vice President and Chief Financial Officer, and Timothy Erwin, as Vice President – Sales and Customer Relations of the Retailer Services Department of Rentrak’s Pay Per Transaction (“PPT”) Division.

General Terms

The agreement for Mr. Thoenes provides for:

•	A term expiring December 31, 2006.

•	An annual base salary of $255,000, beginning January 1, 2006.

•	Opportunities to receive annual bonus compensation based on Rentrak’s net income and satisfaction of predetermined performance criteria approved by Rentrak’s Compensation Committee.

•	Receipt of awards under Rentrak’s 2005 Stock Incentive Plan as determined in the discretion of the Compensation Committee.

•	Severance payments as described below.

The agreement for Mr. Erwin provides for:

•	A term expiring December 31, 2006.

•	An annual base salary of $162,000, beginning January 1, 2006.

•	Opportunities to receive annual bonus compensation based on net income from the Retail Services Department of the PPT Division and satisfaction of predetermined performance criteria approved by Rentrak’s Compensation Committee.

•	Receipt of awards under Rentrak’s 2005 Stock Incentive Plan as determined in the discretion of the Compensation Committee. o Severance payments as described below.

•	Severance payments as described below.

Severance During Term of Agreement

If the employee dies or becomes disabled during the term of the agreement, he or his estate will be entitled to accrued base salary and other employee benefits through the date of termination of employment. If employment is terminated during the term of the agreement and before a change in control of Rentrak occurs, by Rentrak without cause or by the employee for good reason, in addition to the benefits payable as described in the preceding sentence, the employee will be entitled to receive severance payments in the amount of his monthly base salary during a severance period of (a) three months for each full four years of continuous service, (b) a specified number of months (six months for Mr. Erwin and nine months for Mr. Thoenes), or (c) the remaining term of the agreement, whichever is longest. Medical benefits will also be continued during this period. If employment is terminated during the term of the agreement and after a change in control of Rentrak occurs, either without cause or for good reason, the employee will be entitled to receive a lump sum payment equal to two times his then-current annual base salary and average annual bonus amount (including any commissions in the case of Mr. Erwin), subject to reduction if his resulting after-tax benefit would be larger due to the effect of the excise tax on excess parachute payments. He will also be entitled to continuation of medical benefits for two years. No severance benefits are payable if employment is terminated by Rentrak for cause or voluntarily by the employee other than for good reason. The terms “cause,” “good reason,” and “change in control” are defined in the agreements.

Severance After Term of Agreement

The agreements also provide for continuation of medical benefits and for severance payments in the event employment is terminated by Rentrak without cause, or by the employee with good reason, after expiration of the term, provided the employee has been employed by Rentrak for at least five consecutive years. The total amount of the severance payments will equal the employee’s monthly base salary then in effect times (a) three months for each full four years of continuous service or (b) for Mr. Erwin, six months, and for Mr. Thoenes, nine months, whichever is greater.

The above summary description of the employment agreements is qualified in its entirety by the full text of the agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this report and incorporated by reference.

Annual Base Salary Levels

In April 2006, the Compensation Committee of the Board of Directors of Rentrak approved retroactive increases in annual base salary levels for certain executive officers to the following amounts:

Name	Amount	Effective Date
Ken Papagan	$300,000	1/1/06
Cathy Hetzel	$255,000	1/1/06
Mark Thoenes	$255,000	1/1/06
Ronald Giambra	$247,200	3/15/06
Timothy Erwin	$162,000	1/1/06

Salary compensation is payable in accordance with Rentrak’s regular payroll practices for management employees. The Compensation Committee approved the new salary levels after review of individual performance, company performance, and Rentrak’s economic prospects.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)     Exhibits:

The following exhibits are filed with this Form 8-K:

10.1	Employment Agreement between Rentrak Corporation and Mark Thoenes dated as of January 1, 2006.

10.1	Employment Agreement between Rentrak Corporation and Timothy Erwin dated as of January 1, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENTRAK CORPORATION
Dated: June 1, 2006	By: /s/ Mark L. Thoenes
Mark L. Thoenes Executive Vice President and Chief Financial Officer